Award Agreement - Upfront Restricted Fund Units (this “RFU Agreement”)

Effective as of February 28, 2020 (the “Grant Date”), the subsidiary of Invesco Ltd. that employs you (the "Grantor") hereby allocates mutual fund shares (the "Investment Alternative(s)") to your account on a notional basis as indicated below (“2020 Upfront Restricted Fund Units”). The information contained in this acceptance screen (this “Grant Notice”) and in the attached Terms and Conditions (see link below) constitute this RFU Agreement in its entirety that governs your 2020 Upfront Restricted Fund Units.

Subject to the terms of the Invesco Ltd. Deferred Incentive Plan (the “Plan”), the terms of any Remuneration Policy of Invesco Ltd. or its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”), and this RFU Agreement, your 2020 Upfront Restricted Fund Units are fully vested and non-forfeitable as of the Grant Date. Distribution of the 2020 Upfront Restricted Fund Units to be governed as detailed in the Terms and Conditions of your RFU Agreement.

By accepting this RFU Agreement, you acknowledge that you have received a copy of the Plan, that you have read and understood this RFU Agreement in its entirety, and that you agree to this RFU Agreement in its entirety, the terms of the Plan, and the terms of any Remuneration Policy. This RFU Agreement may be amended only by a written agreement between the Grantor and you. If you fail to accept this RFU Agreement within sixty (60) days of the Grant Date, the Grantor may terminate your 2020 Upfront Restricted Fund Units.

Terms and Conditions

Please print a copy of this Grant Notice and attached Terms and Conditions for your records.

Note: You must timely select the appropriate radio button and click Confirm.

☐ I acknowledge that I have read and understood this RFU Agreement, including the attached Terms and Conditions, and cause this RFU Agreement to be executed as of the Grant Date.

☐ I DECLINE. I do not agree with the Terms and Conditions of this RFU Agreement and decline my 2020 Upfront Restricted Fund Units.

CANCEL

CONFIRM

TERMS AND CONDITIONS – Upfront Restricted Fund Units (UCITS Staff)

1.Plan Controls; Restricted Fund Units. In consideration of the Upfront Restricted Fund Units (the “Upfront RFUs”) granted hereunder, you hereby promise to honor and to be bound by the terms of the Invesco Ltd. Deferred Incentive Plan (the “Plan”) and any Remuneration Policy of Invesco Ltd. (“Invesco”) or its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”). In addition, you hereby promise to honor and to be bound by the following terms and conditions, together with the Grant Notice, which constitute this Restricted Fund Unit Agreement (this “RFU Agreement”) which serves as the agreed basis for your Upfront RFUs. The terms contained in the Plan and the Remuneration Policy are incorporated into and made a part of this RFU Agreement, and this RFU Agreement shall be governed by and construed in accordance with the Plan and Remuneration Policy. In the event of any actual or alleged conflict between the provisions of any of the Plan, the Remuneration Policy, if applicable, and this RFU Agreement, (i) the provisions of the Remuneration Policy, if applicable, shall control and, to the extent of any conflict, be deemed to amend the Plan and this RFU Agreement, and (ii) the provisions of the Plan shall control and, to the extent of any conflict, be deemed to amend this RFU Agreement. The Upfront RFUs, which are denominated in shares of the Investment Alternative(s), represent a contractual obligation of the Grantor (as defined in the Grant Notice) to pay an amount in cash equal to the Fair Market Value of the number of shares of the Investment Alternative(s) identified in this RFU Agreement pursuant to Section 6 of the Plan and the additional terms and restrictions hereunder and in any applicable Remuneration Policy and as per applicable law. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.
2. Restrictions. The Upfront RFUs may not be sold, assigned, transferred, pledged or otherwise encumbered.
3.Full Vesting. The Upfront RFUs are vested and nonforfeitable as of the Grant Date, subject to the performance adjustment as set forth in Paragraph 17 hereof.
3.1 Payment Date and Payment.
(a)    Payment Date. The Upfront RFUs shall be settled upon the earliest to occur of the following: (i) as of August 31 of the calendar year in which the Grant Date falls; or (ii) as of the date of your Termination of Service due to death or Disability.
(b) Payment. An amount equal to the Fair Market Value of the fund and/or trust shares of the Investment Alternative(s) represented by the Upfront RFUs will be paid in a lump sum in local currency within 30 days following the Payment Date.
4. No Shareholder Rights; Payment in Lieu of Dividends. You shall have none of the rights of a shareholder of any funds with respect to the Upfront RFUs, including voting or dividend rights. If and when any cash dividends or distributions are paid with respect to the shares of the Investment Alternative(s) represented by the Upfront RFUs while Upfront RFUs are outstanding, your Investment Funds Account will be credited with additional Upfront RFUs relating to the same Investment

Alternative(s) as the shares on which such dividends or distributions are paid, and such additional Upfront RFUs shall be subject to the same Terms and Conditions, including vesting and distribution requirements, as are applicable to the underlying the Upfront RFUs.
5. Notice Period Requirement. During your employment with the Grantor, you and, in the absence of Cause, the Grantor shall be required to give to the other advance written notice of the intent to terminate your employment relationship as reflected in your Employment Agreement (the “Notice Period”). Your employment with the Grantor shall not terminate until the expiration of the Notice Period, provided, however, that the Grantor shall have the right, in its sole discretion, to relieve you of any or all of your duties and responsibilities by placing you on paid administrative leave during the Notice Period and shall not be required to provide you with work or access to the Grantor’s offices during such leave. You shall be entitled to continue to receive your salary and certain other employee benefits for the entire Notice Period, regardless of whether the Grantor exercises its right to place you on paid administrative leave. You are prohibited from working in any capacity for yourself or any other business during the Notice Period without the prior written consent of the Grantor. Notwithstanding the foregoing, at any time during your employment relationship, the Grantor may, effective immediately and without the benefit of the Notice Period, terminate the employment relationship for Cause. The date on which your employment terminates shall be your “Termination Date” for purposes of this RFU Agreement.
6. Employment Matters. You agree that this RFU Agreement is entered into and is reasonably necessary to protect the Grantor’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of Invesco. You also agree that, in consideration of the confidential information, trade secrets and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 6, and you further agree and acknowledge that the restrictions set forth in this Paragraph 6 are reasonably necessary to protect the confidential and trade secret information provided to you.
6.1 Nondisclosure. You agree that, in the event of your Termination of Service for any reason, whether during or following the period when the Upfront RFUs are subject to vesting restrictions (the “Restriction Period”), you shall not directly or indirectly use for yourself or any other business or disclose to any person any Confidential Information (as defined below) without the prior written consent of Invesco during the period that it remains confidential and nonpublic or a trade secret under applicable law. “Confidential Information” means all non-public information (whether a trade secret or not and whether proprietary or not) relating to Invesco’s business and its customers that Invesco either treats as confidential or is of value to Invesco or is important to Invesco’s business or operations, including but not limited to the following specific items: trade secrets (as defined by applicable law); actual or prospective customers and customer lists; marketing strategies; sales; actual and prospective pricing; products; know-how; research and development; intellectual property; information systems and software; business plans and projections; negotiations and contracts; financial or cost data; employment, compensation and personnel information; and any other non-public business information regarding Invesco or its Affiliates. In addition, trade secrets will be entitled to all of the protections and benefits available under applicable law.
6.2 Nonrecruitment; Nonsolicitation. You agree that during your employment with the Grantor and until six (6) months following your Termination Date, in the event of your Termination of Service for any reason, whether during or following the Restriction Period (the “Covenant Period”), you shall not directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of Invesco with whom you worked or otherwise had Material Contact (as defined below) during your employment to leave the employ of Invesco or otherwise lessen that party’s affiliation with Invesco, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current or proposed client or customer of Invesco with whom you had Material Contact during your employment for purposes of offering, providing or selling investment management products or services offered by Invesco at the date of your Termination of Service that were offered, provided and/or sold by you on Invesco’s behalf. For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a current or proposed client or customer if (i) you had business dealings with the current or proposed client or customer on behalf of Invesco or (ii) you supervised or coordinated the dealings between Invesco and the current or proposed client or customer.
6.3 Enforceability of Covenants. You acknowledge that Invesco has a current and future expectation of business from the current and proposed customers of Invesco. You acknowledge that the term and scope of the covenants set forth herein are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the premises, consideration or scope of the covenants set forth herein. You and the Grantor agree that if any portion of the foregoing covenants is deemed to be unenforceable because any of the restrictions contained in this RFU Agreement are deemed too broad, the court shall be authorized to provide partial enforcement of such covenants, substitute an enforceable term or otherwise modify this RFU Agreement in a manner that will enable the enforcement of the covenants to the maximum extent possible under applicable law. You agree that any breach of these covenants will result in irreparable damage and injury to Invesco and that Invesco will be entitled to injunctive relief without the necessity of posting any bond. You also agree that you shall be responsible for all damages incurred by the Invesco due to any breach of the restrictive covenants contained in this RFU Agreement and that Invesco and/or the Grantor shall be entitled to have you pay all costs and attorneys’ fees incurred by Invesco and the Grantor in enforcing the restrictive covenants in this RFU Agreement.

7. Relationship to Other Agreements. Subject to the limitations set forth below, in the event of any actual or alleged conflict between the provisions of this RFU Agreement and (i) any other agreement regarding your employment with the Grantor (“Employment Agreement”), or (ii) any prior agreement or certificate governing any fund or equity award (the documents described in clauses (i) and (ii) hereof being collectively referred to as the “Other Agreements”), the provisions of this RFU Agreement shall control and, to the extent of any conflict, be deemed to amend such Other Agreement. Notwithstanding the foregoing, in the event that the Nondisclosure Period or Covenant Period referred to in Paragraph 6 of this RFU Agreement is shorter in duration than that provided in an Employment Agreement, Nondisclosure Period or Covenant Period (as applicable) set forth in the Employment Agreement shall apply.
8. Employee Data Privacy. Pursuant to applicable personal data protection laws, Invesco and the Grantor hereby notify you of the following in relation to your personal data and the collection, use, processing and transfer (collectively, the “Use”) of such data in relation to the Grantor’s grant of the Upfront RFUs and your participation in the Plan. The Use of your personal data is necessary for Invesco's and the Grantor’s administration of the Plan and your participation in the Plan. Your denial and/or objection to the Use of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge, consent and agree (where required by law) to the Use of personal data (“Data”) as described in this Paragraph 8.
Invesco and the Grantor hold certain Data about you, which may include your name, home address, email address and telephone number, date of birth, social security number or other employee identification number, salary, job title, any shares held by you, details of all Upfront RFUs or any other entitlement under the Plan awarded in your favor, for the purpose of managing and administering the Plan Data. Data may be provided by you or collected, where lawful, from Invesco, Affiliates or third parties, and Invesco or the Grantor will process Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). The Data processing operations will be performed minimizing the use of personal and identification data when such data are unnecessary for the processing purposes sought. The Data will be accessible within Invesco’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
Invesco and the Grantor will transfer the Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Invesco and the Grantor may each further transfer the Data to any third parties assisting Invesco in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the

United States. You hereby authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan.
You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting the Grantor's local human resources manager or Invesco, Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.
9. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Grantor takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Grantor (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Upfront RFUs, including the grant of the Upfront RFUs, the vesting of the Upfront RFUs, the settlement of the Upfront RFUs and the receipt of any dividends and dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Upfront RFUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Grantor may be required to withhold or account for Tax-Related Items in more than one country.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Grantor may withhold a portion of the amount otherwise payable to you pursuant to the Upfront RFUs to pay the Tax-Related Items required to be withheld with respect to Upfront RFUs. Alternatively (or in combination), the Grantor may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you or may require you to submit payment equivalent to the Tax-Related Items required to be withheld with respect to the Upfront RFUs by means of certified check, cashier’s check or wire transfer. By accepting the Upfront RFUs, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the Upfront RFUs shall be your sole responsibility.
To the extent the Grantor pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Grantor shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Grantor determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Grantor (including regular salary/wages, bonuses, incentive payments and shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Grantor or Invesco for your benefit).
10. Code Section 409A. The Upfront RFUs issued under this Agreement are not intended to constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, and the Plan and this RFU Agreement shall be interpreted, administered and deemed amended, if applicable, in a manner consistent with that intention. Notwithstanding the foregoing, if you are subject to U.S. federal income tax on any amounts payable hereunder and if any such amounts, including amounts payable pursuant to Paragraph 5 of this RFU Agreement, constitute nonqualified deferred compensation under Section 409A of the Code, those amounts shall be paid in accordance with the requirements of Section 409A of the Code and shall be subject to the provisions of Section 9 of the Plan.
11. Notice. Notices and communications under this RFU Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Grantor must be addressed to the Grantor’s registered address or any address designated by the Grantor in a written notice to you. Notices to Invesco must be addressed to Invesco Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by Invesco in a written notice to you. Notices to you will be directed to your address then currently on file with the Grantor, or to any other address given by you in a written notice to the Grantor.

12. Compliance with Laws. As a condition to the grant of these Upfront RFUs, you agree to repatriate all amounts attributable to the Upfront RFUs in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different), to the extent applicable. In addition, you also agree to take any and all actions, and consent to any and all actions taken by Invesco and its Affiliates as may be required to allow Invesco and its Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

13. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Grantor, in its sole discretion, at any time as provided under the Plan. The grant of the Upfront RFUs under the Plan is a one-time benefit and does not create any contractual or other right to receive the Upfront RFUs or other awards or benefits in lieu of the Upfront RFUs in the future. Future awards, if any, will be at the sole discretion of the Grantor, including, but not limited to, the form and timing of an award, the amounts granted thereunder and the vesting provisions.

14. Termination Indemnities. The value of the Upfront RFUs is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Upfront RFUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to which you may be otherwise entitled.

15. Compliance with Age Discrimination Rules. For purposes of this RFU Agreement, if you are a local national of and employed in a country that is a member of the European Union, the grant of the Upfront RFUs and these Terms and Conditions governing the Upfront RFUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of this RFU Agreement or the Plan is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Grantor shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

16. Use of English Language. You acknowledge and agree that it is your express intent that this RFU Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the Upfront RFUs be drawn up in English. If you have received this RFU Agreement, the Plan or any other documents related to the Upfront RFUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

17. Performance Adjustment – Malus and Claw Back. Notwithstanding any other provision of this RFU Agreement or the Plan, prior to the Payment Date the Committee may determine, in good faith, whether any of the following circumstances have occurred during the time period between the Grant Date and the Payment Date:
(a) the financial performance of Invesco as a whole or the Grantor has suffered a significant downturn or deterioration; or
(b) the investment performance of the Grantor has suffered a significant deterioration; or
(c) there is evidence of your fraud or willful misconduct; or
(d) there is a significant failure of risk management in relation to the Grantor or its investment portfolios.
If the Committee determines, in its sole discretion, that your actions were a significant contributing factor towards any of the situations set forth in (a) through (d) above, the Committee, in its sole discretion may reduce or eliminate entirely the number of Upfront RFUs granted hereunder, and you will forfeit all right, title and interest in and to such Upfront RFUs so reduced or eliminated (the “Forfeit Obligation”). You agree that the

Grantor shall have the right to enforce the Forfeit Obligation by all legal means available, including without limitation, by withholding other amounts or property owed to you by the Grantor.

18. Compliance with the EU Directive on Undertakings for Collective Investments in Transferable Securities. To the extent the Upfront RFUs are subject by the EU Directive on Undertakings for Collective Investments in Transferable Securities (“UCITS”), the Upfront RFUs shall be administered and settled in accordance with applicable requirements, including the timing and method of distribution.

19. Value of Benefit. The future value of the Upfront RFUs is unknown and cannot be predicted with certainty. Neither the Company, the Grantor nor any Affiliate shall be liable for any foreign exchange rate fluctuation, where applicable, that may affect the value of the Upfront RFUs or of any amounts due to you pursuant to the settlement of the Upfront RFUs.

20. Addendum to this RFU Agreement. Notwithstanding any provisions in this RFU Agreement to the contrary, the Upfront RFUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an addendum to this RFU Agreement (“Addendum”). Further, if you transfer residency and/or employment to another country as may be reflected in an Addendum to this RFU Agreement, the special terms and conditions for such country will apply to your Upfront RFUs to the extent Invesco determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this RFU Agreement.

21. Additional Requirements. The Grantor reserves the right to impose other requirements on the Upfront RFUs and your participation in the Plan, to the extent the Grantor determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Upfront RFUs and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22. [Reserved]

23. Severability. The invalidity or unenforceability of any provision of the Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the Plan or these Terms and Conditions.

24. Electronic Delivery. The Grantor may, in its sole discretion, decide to deliver any documents related to the Upfront RFUs by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Grantor or a third party designated by the

Grantor. Further, to the extent applicable, all references to signatures and delivery of documents in this RFU Agreement can be satisfied by procedures that the Grantor has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this RFU Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Grantor to provide administrative services related to the Plan.

DIP – UCITS Staff Upfront (Feb 2020)

ADDENDUM TO THE TERMS AND CONDITIONS -
UPFRONT RESTRICTED FUND UNITS
(UCITS STAFF)

In addition to the terms of the Invesco Ltd. Deferred Incentive Plan (the “Plan”) and the RFU Agreement, the Upfront RFUs are subject to the following additional terms and conditions as set forth in this addendum (this “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the RFU Agreement. To the extent you relocate your residency and/or employment to another country, the additional terms and conditions as set forth in this Addendum for such country (if any) also shall apply to the Upfront RFUs to the extent the Grantor determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Upfront RFUs and the Plan (or the Grantor may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

FRANCE

1.    Language Consent. The parties acknowledge that it is their express wish that the RFU Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“RFU Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

ITALY

1.    Plan Acknowledgment. In accepting the Upfront RFUs, you acknowledge that a copy of the Plan was made available to you, and you have reviewed the Plan and the RFU Agreement, including this Addendum, in their entirety and fully understand and accept all provisions of the Plan, the RFU Agreement and this Addendum.

You further acknowledge that you have read and specifically approve of the following provisions in the RFU Agreement: Paragraph 3: Full Vesting; Paragraph 8: Employee Data Privacy; Paragraph 9: Income Taxes and Social Insurance Contribution Withholding; and Paragraph 13: Discretionary Nature of the Plan; No Vested Rights.

SPAIN

1.    Acknowledgment of Discretionary Nature of the Plan. By accepting the Upfront RFUs, you consent to participation in the Plan and acknowledge receipt of a copy of the Plan.

You understand that the Grantor has unilaterally and gratuitously granted the Upfront RFUs under the Plan to individuals who may be employees of the Grantor. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Grantor on an ongoing basis. Consequently, you understand that the Upfront RFUs are granted on the assumption and condition that the Upfront RFUs and payment made upon settlement of the Upfront RFUs shall not become a part of any employment contract (either with Invesco or the Grantor) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the Upfront RFUs shall be null and void.

UNITED KINGDOM

1.    Indemnification for Tax-Related Items. Without limitation to Paragraph 9 of the RFU Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Grantor or by Her Majesty's Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Grantor against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

2.    Exclusion of Claim. You acknowledge and agree that you have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Upfront RFUs, whether or not as a result of your termination (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Upfront RFUs. Upon the grant of the Upfront RFUs, you shall be deemed irrevocably to have waived any such entitlement.